NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities issued by PowerShares Actively Managed Exchange-Traded Fund Trust
 (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PowerShares Active AlphaQ Fund (suspended: 10/3/2011) symbol:PQY

PowerShares Active Alpha Multi-Cap Fund (suspended: 10/3/2011) symbol:PQZ

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that issuer determined to liquidate the above issues. Accordingly, trading in the issues were suspended before the opening on October 3, 2011.